EXHIBIT 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, to be filed on or about June 27, 2005) pertaining to the Earle M. Jorgensen Holding Company, Inc. Option Plan, Earle M. Jorgensen Company 2004 Stock Incentive Plan and Earle M. Jorgensen Stock Bonus Plan, of our report dated May 13, 2004 (except Note 9, as to which the date is June 15, 2004) for Earle M. Jorgensen Company included in its Prospectus filed with the Securities and Exchange Commission on April 15, 2005.

/s/ Ernst & Young LLP

Orange County, California

June 24, 2005